Exhibit 4.3

SONUS NETWORKS, INC.

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

as Rights Agent

AMENDMENT No. 2

TO

RIGHTS AGREEMENT

Effective as of June 21, 2013

This Amendment No. 2 to the Rights Agreement dated as of June 21, 2013 (the “Amendment”) between Sonus Networks, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of June 26, 2008, as amended on June 10, 2011 (the “Rights Agreement”); and

WHEREAS, the Rights Agreement, under its current terms, will expire on June 26, 2013; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may amend any provision of the Rights Agreement in accordance with the terms of such Section 27; and

WHEREAS, the Board of Directors of the Company has delegated the power and authority to consider and approve an amendment to the Rights Agreement that would provide for an extension thereof to the Nominating and Corporate Governance Committee (the “Committee”); and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to extend the Final Expiration Date (as such term is defined in the Rights Agreement) for a period of two (2) years to June 26, 2015; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Amendment; and

WHEREAS, for purposes of this Amendment, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement.

NOW THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

1.                                      Amendments.

1.1                               Section 7 of the Rights Agreement is amended to replace the reference to “June 26, 2013” with “June 26, 2015”.

1.2                               All references to the date of “June 26, 2013” in Exhibit B (the Form of Right Certificate) and Exhibit C (the Summary of Rights to Purchase Shares of Preferred Stock of Sonus Networks, Inc.) to the Rights Agreement shall hereby be changed to “June 26, 2015”.

2.                                      Benefits.  Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Stock) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Stock).

3.                                      Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

4.                                      Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

5.                                      Governing Law.  This Amendment, the Rights Agreement and each Right Certificate issued thereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

6.                                      Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.                                      Effect of Amendment.  Except as expressly modified by this Amendment, the Rights Agreement and its exhibits shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

SONUS NETWORKS, INC.

By:	/s/ Jeffrey M. Snider
	Name:	Jeffrey M. Snider
	Title:	Senior Vice President

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
solely as Rights Agent herein under and not within its individual capacity

By:	/s/ Micahel A. Nespoli
	Name:	Michael A. Nespoli
	Title:	Executive Director
Relationship Management

[SIGNATURE PAGE TO AMENDMENT NO.2 TO RIGHTS AGREEMENT]